Exhibit 99.1

For Immediate Release

American Power Conversion Reports First Quarter 2006 Financial Results

WEST KINGSTON, R.I. — April 27, 2006 — American Power Conversion Corporation (Nasdaq: APCC) (APC) today reported financial results for the first quarter ended March 26, 2006.

Revenue for the first quarter 2006 was $478.8 million, up 17 percent from $408.0 million in the first quarter 2005. On a constant currency basis, total company revenue in the first quarter increased 20 percent year-over-year. Net income for the first quarter 2006 was $14.5 million or $0.07 per diluted share, down 60 percent from $36.0 million or $0.18 per diluted share in the first quarter 2005.

First Quarter 2006 Financial Summary

(In millions, except per share amounts)

			YOY
	Q1 2006	Q1 2005	Change
Revenue	$478.8	$408.0	17%
Operating Income	$13.3	$43.6	(70)%
Net Income	$14.5	$36.0	(60)%
Diluted EPS	$0.07	$0.18	(60)%

“We are strategically investing in the areas where APC solutions are delivering substantial benefits to IT and data center managers, particularly related to the power, thermal and network-critical physical infrastructure (NCPI) demands of server and data center implementation. Our strong top line performance illustrates that our solutions and message are on target with the challenges customers are addressing while implementing new data centers in an always on, high-density world,” said Rodger B. Dowdell, Jr., APC’s president and chief executive officer. “The end result of these investments was very strong performance across our principal operating segments and solid growth in all major geographies as the company extended its quarterly double-digit year-over-year revenue growth streak to eleven consecutive quarters. Additionally, InfraStruXure® sales continue to provide a growth engine for the company, increasing more than 50 percent year-over-year. However, net income in the quarter declined 60 percent year-over-year primarily due to a year-over-year decrease in gross margin of 7.3 percentage points and a 20 percent increase in operating expenses.”

At 33 percent, gross margin in the first quarter stabilized and increased slightly from the fourth quarter, while year-over-year gross margin declined approximately 7.3 percentage points. Nearly 3 percentage points of the year-over-year decline are associated with price actions and the change in currency. Additionally, 4 percentage points are attributable to higher operational costs, primarily freight and logistics costs resulting from production shifts to lower cost locations and distribution center transitions.

“Despite the typical seasonal sequential decline in revenue and volume, gross margins stabilized and even increased slightly from the fourth quarter. Operationally, the work on our supply chain and its supporting processes is ongoing, delivering early customer benefits in our order fulfillment process and the reduction of extraordinary airfreight. As we develop into a lean, customer-centric, ambidextrous organization, there is more work ahead to reach optimal efficiencies in our processes and our freight and logistics costs remain at higher levels than normal,” continued Dowdell. “Additionally, we were pleased to return nearly $90 million to shareholders during the quarter, including approximately $70 million on the repurchase of 3.4 million shares in addition to our regular cash dividend program.”

Segment Review

For the first quarter 2006, revenue in APC’s Large Systems segment, consisting primarily of 3-phase uninterruptible power supplies (UPSs), APC Global Services, precision cooling and ancillary products for data centers, facilities and communication applications, increased 33 percent year-over-year to $107.1 million.

The Small Systems segment, which provides power protection, UPS and management products for the PC, server and networking markets, recorded first quarter revenue of $350.9 million, an increase of 14 percent year-over-year.

Business Outlook

Dowdell continued, “Perhaps now more than ever, as companies deal with the compaction of IT equipment, growth of high-density applications and requirements for 24 x 7 availability, APC’s suite of software, services and solutions is aligned with some of the most significant challenges facing data center and IT managers. In fact, research indicates that the cost of powering and cooling IT applications is increasing dramatically, elevating the importance of NCPI to a priority level. With a technological head start on the competition, we must remain invested in furthering our technology, market and sales development to effectively capitalize on this new reality. At the same time, operational initiatives to support our evolution to a lean, customer-centric, ambidextrous organization are ongoing. These initiatives are essential to meet our customers’ global needs for on demand data center requirements while preserving our leadership position in the desktop and network markets.”

Non-GAAP Results

The Company believes that the non-GAAP results, i.e., results excluding certain charges or one-time events, are useful for an understanding of its ongoing operations. Non-GAAP results discussed in this announcement include net revenue in constant currency. The Company cautions that non-GAAP results are not a substitute for GAAP results.

Conference Call and Webcast

In conjunction with the first quarter 2006 earnings announcement, APC management is hosting a conference call to discuss the Company’s results. This conference call will be held today, April 27, at 5:00 p.m. Eastern time and will be available live and archived, in its entirety, to the public via the Company’s Web site at investor.apcc.com or live by dialing 913-981-5592. A replay will be accessible via telephone at approximately 8:00 p.m. on April 27 by dialing 719-457-0820 and entering the access code 3264725 and will continue through May 4 at midnight Eastern Time.

Safe Harbor Provision

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All statements in this press release that do not describe historical facts, such as statements concerning the Company’s future plans or prospects and those contained in the “Business Outlook” section of the press release, are forward-looking statements. All forward-looking statements are not guarantees and are subject to risks and uncertainties that could cause actual results to differ from those projected. The factors that could cause actual results to differ materially include the following: the Company’s ability to improve the execution of its operations processes and eliminate operational waste and excess expense; depending on market circumstances, the Company may not complete its previously approved stock repurchase program; the impact of increasing competition which could adversely affect the Company’s revenues and profitability; the impact of foreign currency exchange rate fluctuations; the impact on demand, component availability and pricing, and logistics, and the disruption of manufacturing operations that result from labor disputes, war, acts of terrorism or political instability; ramp up, expansion, transfer and rationalization of global manufacturing capacity; the potential impact of complying with changing environmental regulations; impact on order management and fulfillment, financial reporting and supply chain management processes as a result of the Company’s reliance on a variety of computer systems; the discovery of a latent defect in any of the Company’s products; the Company’s ability to effectively align operating expenses and production capacity with the current demand environment; general worldwide economic conditions, and, in particular, the possibility that the PC and related markets decline; growth rates in the power protection industry and related industries; product mix changes and the potential negative impact on gross margins from such changes; changes in the seasonality of demand patterns; inventory risks due to shifts in market demand; component constraints, shortages, pricing and quality; risk of nonpayment of accounts receivable; the uncertainty of the litigation process including risk of an unexpected, unfavorable result of current or future litigation; and the risks described from time to time in the Company’s filings with the Securities and Exchange Commission.

About American Power Conversion

Founded in 1981, American Power Conversion (Nasdaq: APCC) (APC) is a leading provider of global, end-to-end solutions for real-time infrastructure. APC’s comprehensive products and services for home and corporate environments improve the availability, manageability and performance of sensitive electronic, network, communication and industrial equipment of all sizes. APC offers a wide variety of products for network-critical physical infrastructure including InfraStruXure®, its revolutionary architecture for on-demand data centers, as well as physical threat management products through the company’s NetBotz® division. These products and services help companies increase the availability and reliability of their IT systems. Headquartered in West Kingston, Rhode Island, APC reported sales of $2.0 billion for the year ended December 31, 2005, and is a Fortune 1000, Nasdaq 100 and S&P 500 Company. All trademarks are the property of their owners. Additional information about APC and its global end-to-end solutions is available at www.apc.com or by calling 800-877-4080.

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For more information contact:

Investors:

Richard Thompson, chief financial officer, 401-789-5735, ext. 2325, Richard.thompson@apcc.com

Debbie Hancock, director, investor relations, 401-789-5735, ext. 2994, Debbie.hancock@apcc.com

Media:

Chet Lasell, APC director, public relations-North America, 800-788-2208 ext. 2693, chet.lasell@apcc.com

Supplemental Financial Information for American Power Conversion Corporation

First Quarter 2006 Financial Summary

(In millions, except per share amounts)

			YOY
	Q1 2006	Q1 2005	Change
Revenue	$478.8	$408.0	17%
Operating Income	$13.3	$43.6	(70)%
Net Income	$14.5	$36.0	(60)%
Diluted EPS	$0.07	$0.18	(60)%

First Quarter Segment Summary

			YOY
	Q1 2006	Q1 2005	Change
Revenue (In millions)
Small Systems	$350.9	$307.5	14%
% of revenue	74%	76%
Large Systems	$107.1	$80.7	33%
% of revenue	23%	20%
Other	$17.5	$17.3	1%
% of revenue	4%	4%
Shipping and Handling	$3.3	$2.5
Net Sales	$478.8	$408.0	17%

			YOY Basis
	Q1 2006	Q1 2005	Point Change
Gross Margin Percentage

Small Systems	41.3%	47.7%	(640)
Large Systems	16.2%	21.6%	(540)
Other	54.0%	59.2%	(520)

First Quarter Geographic Summary

			YOY
	Q1 2006	Q1 2005	Change
Revenue (In millions)
Americas	$247.3	$204.2	21%
% of revenue	52%	50%
EMEA	$137.0	$116.7	17%
% of revenue	29%	29%
Asia	$94.5	$87.1	9%
% of revenue	20%	21%
Net Sales	$478.8	$408.0	17%

Note:	Totals may not add to 100% due to rounding
YOY = year-over-year

AMERICAN POWER CONVERSION CORPORATION & SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

IN THOUSANDS

(UNAUDITED)

	MARCH 26, 2006	DECEMBER 31, 2005

CURRENT ASSETS
CASH AND CASH EQUIVALENTS	$224,794	$262,414
SHORT TERM INVESTMENTS	425,574	511,181
ACCOUNTS RECEIVABLE, NET	366,553	374,694
INVENTORIES	589,563	541,823
PREPAID EXPENSES AND OTHER CURRENT ASSETS	60,462	59,181
DEFERRED INCOME TAXES	63,808	60,139
TOTAL CURRENT ASSETS	1,730,754	1,809,432

PROPERTY, PLANT & EQUIPMENT	475,866	459,736
LESS: ACCUMULATED DEPRECIATION AND AMORTIZATION	303,572	293,692
NET PROPERTY, PLANT & EQUIPMENT	172,294	166,044

LONG TERM INVESTMENTS	587	562
GOODWILL	17,951	15,781
OTHER INTANGIBLES, NET	32,810	36,115
DEFERRED INCOME TAXES	50,789	42,427
OTHER ASSETS	4,891	5,101

TOTAL ASSETS	$2,010,076	$2,075,462

CURRENT LIABILITIES
ACCOUNTS PAYABLE	$173,555	$176,345
ACCRUED EXPENSES	206,270	204,702
INCOME TAXES PAYABLE	44,387	39,755
TOTAL CURRENT LIABILITIES	424,212	420,802

DEFERRED TAX LIABILITY	11,380	14,911

TOTAL LIABILITIES	435,592	435,713

SHAREHOLDERS’ EQUITY
COMMON STOCK	1,927	1,958
ADDITIONAL PAID-IN CAPITAL	71,493	131,862
RETAINED EARNINGS	1,499,060	1,504,093
ACCUMULATED OTHER COMPREHENSIVE INCOME	2,004	1,836
TOTAL SHAREHOLDERS’ EQUITY	1,574,484	1,639,749

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,010,076	$2,075,462

Note: The data reported above are based on an unaudited balance sheet, but include all adjustments that the Company considers necessary for a fair presentation of financial condition for this period.

AMERICAN POWER CONVERSION CORPORATION & SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

IN THOUSANDS EXCEPT PER SHARE AMOUNTS

(UNAUDITED)

	FOR THE THREE MONTHS ENDED
	MARCH 26, 2006	MARCH 27, 2005
NET SALES	$478,793	$408,003

COST OF GOODS SOLD	321,005	243,552

GROSS PROFIT	157,788	164,451

MARKETING, SELLING, GENERAL AND ADMINISTRATIVE	121,984	100,579

RESEARCH AND DEVELOPMENT	22,535	20,239

TOTAL OPERATING EXPENSES	144,519	120,818

OPERATING INCOME	13,269	43,633

OTHER INCOME, NET	5,434	3,794

EARNINGS BEFORE INCOME TAXES	18,703	47,427

INCOME TAXES	4,208	11,382

NET INCOME	$14,495	$36,045

DILUTED EARNINGS PER SHARE	$0.07	$0.18

DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	197,305	198,258

Note: The data reported above are based on unaudited statements of income, but include all adjustments that the Company considers necessary for a fair presentation of results for these periods.